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Carolina Financial Corporation Board of Directors Approves a 20% Stock Dividend

CHARLESTON, S.C., June 22, 2015 – Carolina Financial Corporation (NASDAQ: CARO) announced today that its Board of Directors declared a six-for-five stock split representing a 20% stock dividend to stockholders of record as of July 15, 2015 payable on July 31, 2015.

“We are pleased to announce a 20% stock dividend to our stockholders which is representative of our strong operating results. We appreciate the continued support of our stockholders and remain focused on enhancing stockholder value in both the short and long term,” stated Jerry Rexroad, President and CEO of Carolina Financial Corporation.

Carolina Financial Corporation is the parent company of CresCom Bank, a leader in community banking with 26 branches throughout North Carolina and South Carolina, as well as the parent company for Crescent Mortgage Company.

About Carolina Financial Corporation

Carolina Financial Corporation (NASDAQ: CARO) is the holding company of CresCom Bank, which also owns and operates Atlanta-based Crescent Mortgage Company. As of March 31, 2015, Carolina Financial Corporation had approximately $1.3 billion in total assets and Crescent Mortgage Company originated loans in 45 states, and partnered with approximately 2,000 community banks, credit unions and mortgage brokers. In 2014, Carolina Financial was added to the Nasdaq Community Bank Index (ABAQ) by the American Bankers Association. It also ranked #1 on American Banker’s 2015 list of “Top 200 Community Banks and Thrifts as Ranked by Three-Year Average ROE.” During 2014, CresCom Bank completed two branch acquisitions and grew from 11 to 26 branch locations. In addition, in 2014 the Company added loan production offices in Greenville, S.C., and Wilmington, N.C. In June of 2015, CresCom announced plans to open a branch in the Greenville market. To learn more about CresCom Bank, visit www.haveanicebank.com or call 1-855-CRESCOM.

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